Exhibit 4.17

THIRTEENTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT,
TERM LOAN AND SECURITY AGREEMENT

THIS THIRTEENTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT, dated as of December 13, 2019 (this “Amendment”), relating to the Credit Agreement referenced below, is by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Borrower”), the lenders identified on the signature pages hereto (the “Lenders”), and PNC Bank, National Association, a national banking association, as agent for the Lenders (in such capacity, the “Agent”). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a credit facility has been extended to the Borrower pursuant to the terms of that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of October 31, 2011 (as amended and modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders identified therein, and PNC Bank, National Association, as agent for the Lenders;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement; and

WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is amended as set forth below:

(a) The definition of “EBITDA” set forth in Section 1.2 is amended to read as follows:

“ “EBITDA” shall mean for any period, for Borrower, the sum of (i) Net Income for such period, plus (ii) all Interest Expense for such period, plus (iii) all charges against income of Borrower for such period for federal, state and local taxes expenses, plus (iv) depreciation expenses for such period, plus (v) amortization expenses for such period, plus (vi) any extraordinary, unusual or non-recurring non-cash expenses or losses (including non-cash losses on sales of assets outside of the Ordinary Course of Business) during such period, minus (vii) any extraordinary, unusual or non-recurring non-cash income or gains (including gains on the sale of assets outside of the Ordinary Course of Business) during such period, in each case, only to the extent included in the statement of net income for such period. For purposes of calculating EBITDA (i) add-backs for Agent’s $50,000 amendment fee charged in connection with the Twelfth Amendment and distributions received by Borrower from joint ventures approved by Agent will be permitted; (ii) cash investments by Borrower in joint ventures approved by Agent will be a deduction; and (iii) EBITDA generated by any joint venture will be excluded.”

(b) Section 7.1(b) is amended to read as follows:

“(b) Enter into any partnership, joint venture or similar arrangement, except (i) as described on Schedule 7.12(b) and which will be disclosed to Agent on a quarterly basis and (ii) a joint venture in which Borrower’s initial investment does not exceed $100,000 (Borrower’s aggregate investment in all joint ventures shall not exceed $250,000) and whose operating agreement is acceptable to Agent.”

2. Conditions Precedent. This Amendment shall be effective as of the date hereof upon the execution of this Amendment by the Borrower, the Lenders and the Agent.

3. Representations and Warranties. The Borrower hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

4. Acknowledgments, Affirmations and Agreements. The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment and (ii) affirms all of its obligations under the Credit Agreement and the Other Documents.

5. Credit Agreement. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

6. Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent’s legal counsel.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

8. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of New York.

2

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	PERMA-FIX ENVIRONMENTAL SERVICES, INC.

	By :	/s/ Ben Naccarato
	Name:	Ben Naccarato
	Title :	CFO

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION,
in its capacity as Agent and as Lender

	By :	/s/ Scott Goldstein
	Name:	Scott Goldstein
	Title :	Senior Vice President

Thirteenth Amendment

Perma-Fix